Exhibit 99.1

[LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE

CONTACT:

Robert J. Whelan

Executive Vice President, Chief Financial Officer

(617) 912-4220

Erica E. Smith

Director,	Investor Relations

(617) 912-3766

BOSTON PRIVATE ISSUES $100 MILLION IN TRUST

PREFERRED SECURITIES

Boston, MA, September 27, 2005 – Boston Private Financial Holdings, Inc. (NASDAQ: BPFH), a wealth management company, today announced that it has completed the private placement of $100 million in Trust Preferred Securities (the “Securities”), which was priced on September 26, 2005. The Securities were issued through a Delaware statutory business trust formed by Boston Private. The Securities mature in 2035. Until December 30, 2010, the Securities will have a fixed annual distribution rate of 6.25%, thereafter converting into a floating rate of three-month LIBOR plus 1.68%.

Boston Private intends to use the net proceeds from the Securities to help fund the acquisition of Gibraltar Financial Corporation (“Gibraltar”). In April 2005, Boston Private announced plans to acquire Gibraltar, a private banking and wealth management business in Southeast Florida currently with more than $1 billion in total assets.

The Securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act of 1933. This press release shall not constitute an offer to sell or solicitation of an offer to buy the Securities.

Boston Private Financial Holdings

Boston Private Financial Holdings is a wealth management firm that owns independently-operated affiliate partners across the U.S. These partners comprise the Boston Private Wealth Management Group which provides private banking, wealth advisory and investment management services to the high net worth marketplace, selected businesses and institutions. Through strategic acquisitions in demographically attractive geographic areas, the Company forms wealth management “clusters” that together deliver lifetime financial solutions on a local basis. The Company makes capital resources available to its affiliate partners and works with them on growth strategies, marketing, leadership development, compliance and technology.